November 20, 2025

Alonso Sotomayor

130 Mintwood Road

Thornhill, ON L4J 0G5

Dear Alonso:

Re: Offer of Continued Employment with DynaResource, Inc. (“DynaResource” or the “Company”)

On behalf of DynaResource, it is my pleasure to extend you a conditional offer of continued employment as the Chief Financial Officer of the Company. This offer of continued employment (the “Agreement”) will come into force effective as of November 20, 2025. Your original start date of July 22, 2024 will be recognized for all employment purposes. In consideration of the mutual covenants and agreements below, a signing bonus of C$1,000 less applicable deductions and withholdings, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties have agreed as set out in this Agreement.

Position and Duties

You will continue to be employed in the position of Chief Financial Officer of the Company, reporting to the Chief Executive Officer of the Company. You shall perform such duties and responsibilities associated with this position, including but not limited to those duties and responsibilities, power and authority normally associated with the Chief Financial Officer position, as well as those duties that may be reasonably assigned to you from time to time, including those duties, responsibilities, power, and authority described in the job description attached hereto as Schedule A. You agree to perform the duties and responsibilities for the Company consistent with this Agreement. You agree that DynaResource can make reasonable changes to your duties from time to time to meet our organizational objectives. In the event of any such changes (including promotions), this Agreement will continue to apply to your employment, unless varied or replaced by a further agreement in writing.

Hours of Work

You understand and agree that your hours of work will vary from day to day and week to week. Without limiting the foregoing, the number of days and hours worked will vary based on the Company’s business needs.

You shall devote your full business time, attention, best efforts, business judgment skill and knowledge exclusively for the advancement of the business and interests of the Company and discharge of your duties and responsibilities under this Agreement. Provided however that you may manage personal investments, serve on the boards of civic and charitable entities, and, with the prior written consent of the Board of Directors of the Company, serve on the boards of other for-profit entities so long as such activities do not, individually or in the aggregate, interfere or conflict with your duties and responsibilities to the Company.

Place of Employment

Your primary place of work will be at your home office, located in Ontario, Canada. In the future, should the Company establish a physical office in the Greater Toronto Area, the Employee may be required to attend in-person at such location. Any change to the Employee’s work location shall be subject to mutual agreement between the Employee and the Company at that time.

You will be required to travel for business as may be reasonably required by the Company for the purposes of carrying out your duties and responsibilities, including to visit the Company’s site in Mexico. Accordingly, it is a term and condition of your employment that you possess and maintain an up-to-date and valid passport and remain legally able to travel internationally.

Term

Your employment shall continue indefinitely, subject to the termination provisions provided for in this Agreement.

Mandatory Training

You agree to provide DynaResource with a certificate issued by the Ontario Ministry of Labour or evidence satisfactory to the Company in its sole discretion, confirming that you have completed the Health and Safety Awareness Training for Workers and Supervisors required by the Occupational Health and Safety Act before the effective date of this Agreement. The online training can be found on the Ministry of Labour’s website at: http://www.labour.gov.on.ca/english/hs/training/.

Compensation

(a)
Base Salary – You will continue to receive your base compensation of an annualized base salary of C$231,500, subject to applicable statutory deductions, withholdings and remittances and paid in accordance with the Company's regular payroll practices. The base salary is compensation for all hours worked, subject only to the minimum requirements of the ESA.
(b)
Bonus – You will be eligible for a target annual bonus equal to 40% of your base salary, less required deductions and withholdings. Your annual bonus, if any, will be determined in the Company’s sole discretion and is subject at all times to the approval of the Compensation Committee of the Board of Directors of the Company. Neither the awarding nor the amount of any bonus is guaranteed whether annually or otherwise. To receive the bonus, you must be Actively Employed on the date that the bonus becomes due and payable.

For the purposes of this Agreement, “Actively Employed” means that you must be employed by the Company and must not have resigned or retired and, in the event that your employment is terminated for any reason by the Company, including unlawful or constructive termination (termination does not include a waiver of any resignation notice period), the period while “Actively Employed” shall include only the period up to the last day you performed active service for the Company plus the remaining minimum statutory notice period (if any) required under the ESA. For clarity, if a Court were ever to award you with common law notice, notwithstanding the termination provisions of any employment agreement, that the period of any such notice award, beyond any entitlement to statutory notice, is not included in the Actively Employed or Active Employment Period. You are not entitled to any Incentive payments during any common law notice period beyond any applicable statutory notice period. You also have no entitlement to pay in lieu or damages for any lost opportunity to earn incentive payments under this Agreement through any common law notice period, except to the extent required by any minimum statutory obligations in accordance with ESA.

(c)
Retention Bonus – Provided that you remain Actively Employed by the Company on the date of issuance and on the relevant vesting dates as set out below, and subject to the lifting (or non-applicability) of the Company’s Canadian Cease Trade Order (“CTO”), the Company agrees to issue you a retention bonus (the “Retention Bonus”) in a form determined at the discretion of the Board, being either (i) 225,000 restricted share units (“RSUs”), or (ii) a number of RSUs having an aggregate value of C$470,000, calculated at the time of issuance. Provided you are Actively Employed on the date that the CTO is lifted (or no longer applies to you), the RSUs will be issued promptly following the lifting of the CTO, in compliance with applicable laws, including securities laws. Subject to compliance with applicable laws and subject to the lifting (or non-applicability) of the CTO prior to July 22, 2025, the RSUs will vest in accordance with the original vesting schedule set out in the original Employment Agreement between you and the Company dated July 22, 2024: one-third (1/3) on July 22, 2025, one-third (1/3) on July 22, 2026, and one-third (1/3) on July 22,

2027. You must be Actively Employed on the date that the CTO is lifted to be issued the RSUs and you must be Actively Employed on applicable vesting dates for the RSUs to vest. You acknowledge and agree that you are not entitled to vesting of the RSUs during any common law notice period beyond any applicable statutory notice period. You also have no entitlement to pay in lieu or damages for any lost opportunity related to the issuance of the RSUs or with respect to the vesting of the RSUs under this Agreement through any common law notice period, except to the extent required by any minimum statutory obligations in accordance with the ESA.

If your employment is terminated by the Company without cause prior to the issuance of the RSUs due to the CTO remaining in effect, you will be entitled to a cash payment equal to the value of the RSUs that would have vested as of the termination date under the original vesting schedule, calculated based on the fair market value of the Company’s shares on the date of termination.

(d)
Payment in Lieu of Benefits – In lieu of participation in any Company benefits program, the Company will pay you an amount equal to 10% of your base salary, less applicable deductions and withholdings. These payments will be divided into installments and paid in accordance with the Company’s normal payroll schedule. The Company reserves the right to discontinue this pay in lieu of benefits amount upon establishing a Company benefit plan and providing you with eligibility to participate in any Company provided benefit plan. DynaResource retains the right to change or terminate any benefits plans at any time permitted by the ESA.
(e)
Reimbursement of Expenses – DynaResource shall reimburse you for any reasonable business-related expenses and disbursements incurred by you for and on behalf of the Company in connection with the performance of your duties for the Company, subject at all times to the Company’s policies relating to business expenses as in effect from time to time.
(f)
Vacation – You will be entitled to up to five (5) weeks of vacation per year. Your vacation entitlements for the current year shall be pro-rated. Such vacation will generally be taken at such time as is most convenient, considering the demands of the business of the Company, although the Employer may require you to take unused vacation as permitted under the ESA. You are expected to use your full vacation allotment in the calendar year in which it is earned. In the event that you do not use your excess vacation in a given calendar year (i.e. that vacation amount which is in excess of your statutory vacation entitlements under the ESA), the excess vacation must be used by March 31 of the following year or it will be forfeited without any pay in lieu of same. Vacation time may be taken before it is earned only with the written approval from the Company. Under no circumstances will you receive less vacation time and pay as required by the ESA.

You agree that vacation pay will be paid by salary continuance through your statutory vacation time and for any earned annual bonus as a lump sum payment at the end of the year or with the payment of those amounts.

(g)
Holidays – You will be provided with public holidays as defined by the ESA.
(h)
Professional Fees – The Company shall pay all of your normal Canadian Certified Public Accountant dues and the costs of required professional learning/training certifications courses and continuing education requirements arising during your employment to maintain your Certified Public Accountant licencing.

Confidentiality

As part of your continued employment with DynaResource, you acknowledge that you have acquired and will continue to acquire information about certain matters which are confidential to DynaResource (the “Information”), including but not limited to (i) trade secrets; (ii) lists of present and prospective clients; (iii) Company created policies and concepts; (iv) financial and marketing information (including but not limited to information about costs, prices, profitability and sales information not available outside the Company); (v) business plans, priorities, forecasts and market strategies; (vi) discoveries, inventions, research and development, formulas and technology; (vii) information regarding Company personnel; (vii) secret and confidential plans for and information about new or existing services and initiatives to address the Company’s competition; (viii) information regarding customer relationship; (ix) proprietary or confidential information of customers or clients for which the Company may owe an obligation not to disclose such information. You acknowledge and agree that all Information is proprietary to DynaResource and a valuable trade secret of DynaResource, disclosure of which will severely damage the economic interests of DynaResource. You agree not to disclose any of such information to anyone outside DynaResource, without the prior written consent of DynaResource, except where such disclosure is necessary for the proper and bona fide execution of your duties hereunder or required by law. Your obligation not to disclose or use such Information will continue to apply after you have ceased to be an employee of DynaResource until such time as the information becomes public knowledge through no fault of your own.

You agree that:

(a)
You will not at any time, remove from the Company’s premises any notebooks, software, data or other Information relating to the Company, except to the extent necessary or appropriate to perform your duties and responsibilities under the terms of this Agreement;
(b)
Upon the termination of your employment and this Agreement for any reason whatsoever, you will promptly deliver to the Company any and all notebooks, software, data and documents and material, including all copies thereof, in your possession or under your control relating to any Information; and
(c)
You will only use the Information for bona fide execution of your duties hereunder or as required by law and shall not use any Information for your own benefit or for the benefit of any new employer or any third person.

Non-Solicitation of Employees

You agree that, in addition to any fiduciary duties that you owe to the Company, during your employment and for a period of twelve (12) months following the cessation of your employment for any reason (including, but not limited to resignation and termination with or without just cause) that you shall not directly or indirectly influence or try to influence or encourage any employee employed by or independent contractor retained by DynaResource at the time of the cessation of your employment and with whom you had contact through your employment at any time within the last twelve (12) months of your employment, to resign his or her employment or retainer, or to change his or her relationship with DynaResource. You acknowledge and agree that this provision shall survive the termination of your employment with this Agreement.

Non-Competition

During your employment and for a period of twelve (12) months following the cessation of your employment for any reason (including, but not limited to resignation and termination with or without just cause) (the “Time Period”), you agree that in addition to any and all fiduciary duties that you owe to the Corporation, you will not, directly or indirectly, whether through a corporation or otherwise, individually or in partnership, jointly or in conjunction with any person, firm, association, syndicate, corporation or any other entity whether as principal, agent, employee, employer, consultant, shareholder, investor, creditor, licensor, licensee, independent contractor, franchisor, distributor, supplier, trustee, director, officer or otherwise (save and except as a shareholder where such shareholdings are in the aggregate less than 5% of the voting equity of an entity offering its securities to the public and having its securities listed on a stock exchange), at any time during the Time Period do any of the following:

(a)
engage in, invest in, participate in, operate, become employed by, become a director, officer or partner of, render advice, technical assistance or any other service (whether for compensation or otherwise) to any endeavour, activity or business in all or any part of the Territory that is in the Business; or
(b)
lend money to or guarantee the debts and obligations of any person or entity engaging in any endeavour, activity or business in all or any part of the Territory, in the Business or in a business competitive with the Business.

For certainty, you shall not be in violation of this Section by virtue of being employed by or providing services to an endeavour, activity or business in all or any part of the Territory that is in the Business if such employment or services are not in a Same or Similar Capacity.

For the purposes of this Agreement, “Same or Similar Capacity” means

(a)
the same or similar capacity or function to which you worked for the Corporation at any time during the last year of your employment with the Corporation;
(b)
any executive or managerial capacity; or
(c)
any other capacity where your knowledge of Confidential Information could provide a competitive advantage to any person engaged in the Business.

For the purposes of this Agreement, “Territory” means within 100 miles of the location of any mine operated by the Company or any of its subsidiaries

Intellectual Property Rights

a)
Intellectual Property - The term "Intellectual Property" shall mean all, Inventions, innovations, patents, original works of authorship, plans, drawings, copyrights, software, trademarks, trade names, brands, logos, any indicia of source, and any goodwill or reputation, legal rights (whether arising under statute, regulation, the common law, equity, contract or otherwise), registrations or applications for registration relating to any of the foregoing.
b)
Acknowledgement, Assignment, Disclosure and Confidentiality - You agree that all Intellectual Property which you make, develop or contribute to during your employment with the Company (including prior to the execution of this Agreement), and which relates to the current or planned business of the Company or which is created in part or in whole through the use of the Company’s equipment, supplies, facilities, information or resources (collectively, “Company Intellectual Property”), shall be owned exclusively by the Company, and you hereby irrevocably and absolutely assign all your rights, title and interest in all Company Intellectual Property to the Company. To the extent that further documentation is necessary to effect assignment to the Company of all your rights, title and interest to any Company Intellectual Property, you shall forthwith execute such documentation as presented to you by the Company without payment of further consideration. Upon making, developing or contributing to any Company Intellectual Property, you shall forthwith disclose it to the Company in writing. Unless directed otherwise by the Company, you will preserve the confidentiality of any Company Intellectual Property.
c)
Waiver of Moral Rights - You hereby waive any and all moral rights, including without limitation any rights to integrity, attribution and association, with respect to any Company Intellectual Property.
d)
Further Assistance - You will provide all requested assistance to the Company to apply for, register, perfect, maximize and enforce all rights relating in any fashion to any Company Intellectual Property in all countries. You will execute, verify, and deliver documents and perform such other acts (including providing testimony) as the Company may request in seeking such assistance.

Injunctive Relief

You acknowledge and agree that DynaResource may suffer irreparable harm if you breach any of the obligations under the Non-Solicitation of Employees, Non-Competition, and Intellectual Property Sections of this Agreement and that monetary damages would be difficult or impossible to calculate or quantify and inadequate to compensate the Company for such a breach. Accordingly, you agree that in the event of a breach, or a threatened breach, by you of any of the provisions of the Non-Solicitation of Employees, Non-Competition, and Intellectual Property Sections of this Agreement, DynaResource shall be entitled to obtain, in addition to any other rights, remedies or damages available to the Company at law or in equity, an interim, interlocutory, and permanent injunction, without having to prove damages, to prevent or restrain such breach, by you, or by any or all of your partners, employers, employees, servants, agents, representatives and any other persons directly or indirectly acting for, or on behalf of, or with, you.

Conflicts of Interest

During your employment with DynaResource, you shall not engage in any activities (either during or outside of working hours) that create a conflict with the interests of DynaResource, nor shall you provide any service to any person, company, group or organization if, in the sole opinion of the Company, the provision of such service would actually or potentially create a conflict of interests.

Compliance with Company Rules and Policies

You agree to abide by the terms of the Company’s policies and procedures which may be amended by the Company in its sole discretion from time to time. More specifically, as a term of your employment with the Company, you agree to comply with the Company’s Employee Handbook that is provided herewith, terms of which may be amended by the Company from time to time in its sole discretion.

DynaResource requires all of its employees to observe the highest standards of ethics and integrity. Our Company has a reputation for upholding these values and all employees are expected to hold and observe them. As an employee of DynaResource, you have a duty of loyalty to DynaResource.

You also agree to abide by all applicable laws during your employment with DynaResource.

No Restrictive Covenants and No Inducement

You represent that you have disclosed and provided to the Company any agreements with your prior employer(s) that set forth any obligations you made to your current or former employer (whether or not enforceable) relating to confidentiality, inventions, non-solicitation of employees, non-competition or any other like covenant.

By signing below, you acknowledge that you have not:

(i) brought (and will not bring) onto the Company's premises, or use in the performance of your responsibilities at the Company, any equipment, supplies, facility, electronic media, software or trade secret information of any former employer, which are not generally available to the public, unless you obtained written authorization for their possession and use; and

(ii) solicited or induced (or caused others to solicit or induce) any employee or contractor of your present or former employer to terminate his or her employment relationship with your present or former employer, nor will you engage in such solicitation while employed with the Company, in violation of any non-solicitation agreement you signed with your former employer.

You also agree that the Company has not enticed or otherwise induced you to leave any previous employment.

Termination of Employment

The term of your employment shall be indefinite, subject to termination as provided hereunder. Any payments referred to below are subject to all required/applicable statutory deductions, withholdings and remittances.

1.
Resignation of Employment: If you wish to terminate your employment, you must provide two (2) weeks’ written notice to the Company. The Company retains the right, in its discretion, to waive all or part of such notice, in which case the Company will instead provide you with an amount equivalent to the wages you would have received during the notice period waived and will continue your benefits, if any, through that period. You also agree that such waiver by the Company does not constitute a termination of your employment by the Company.

You may also terminate your employment for Good Reason as defined below. If you terminate for Good Reason you will be entitled to the payments contemplated below for a without cause termination. Provided however, that you must give written notice of a termination for Good Reason in accordance with this agreement within 60 days following your knowledge of the first occurrence of a Good Reason and specifying the Good Reason circumstance that you are relying on, the particular action(s) or inaction(s) giving rise to such circumstances and the date that you intend to resign from your employment, which shall be no earlier than 30 days following the date of the Company’s receipt of the notice. Your resignation shall not be deemed a for Good Reason if (i) within 30 days of the Company’s receipt of such notice, the Company remedies the circumstance(s) giving rise to the notice, or (ii) your resignation from employment does not occur within 60 days after the end of the 30-day period provided to the Company to remedy the circumstances giving rise to the notice.

In consideration for the foregoing payment that is in excess of your entitlements under the ESA as of the date of termination, you agree that you will sign a full and final release of all legal claims which you may have against the Company, which are in any way related or arising from your employment with the Company and the termination of such employment, and comply with the terms and conditions of the Non-Solicitation and Non-Competition covenants contained in this Agreement.

2.
Termination by the Company:

The Company may terminate your employment without notice or severance in the event of your wilful misconduct, disobedience or wilful neglect of duty that is not trivial and has not been condoned by the Company, in accordance with and limited to the provisions of the ESA. You will be provided with any outstanding wages and accrued vacation pay owing to you up to, and including, the date of termination.

The Company may also terminate your employment on a without cause basis where permitted by applicable laws. In the event of a termination without cause following the probationary period, you will only be entitled to the following:

i.
the minimum statutory notice of termination or pay in lieu of notice of termination (or a combination of notice and pay in lieu thereof, at the Company’s sole discretion) and vacation accrual over the statutory notice period, less applicable deductions as required by the ESA;
ii.
the minimum statutory severance pay (if applicable), less applicable deductions, as required by the ESA;
iii.
benefit continuance, or continuance of the pay in lieu of benefits, for only such period as required by the ESA;
iv.
any and all outstanding wages and vacation pay owing to you, as required by the ESA;
v.
reimbursement for any business expenses accrued but unpaid as of the date of termination;
vi.
any other minimum statutory entitlements owing in accordance with the ESA; and
vii.
a payment of twelve (12) months of base salary less applicable deductions.

In exchange for receiving the amount outlined under section (vi) above in excess of the entitlements owing under the ESA, you undertake to execute and deliver to the Company a full and final release in a form acceptable to the Company and comply with the terms and conditions of the Non-Solicitation and Non-Competition covenants contained in this Agreement. The Company guarantees that under no circumstances will you receive less than the minimum entitlements required under the ESA. The entitlements outlined above are subject to applicable statutory deductions, withholdings and remittances.

You agree that this provision is fair and reasonable, and is inclusive of any statutory/contractual and/or common law entitlements that you may have. You also agree that upon termination in compliance with this provision, you shall have no cause of action, claim or demand for notice, pay in lieu of notice, termination pay or severance pay, against the Company or any other person as a consequence of such termination.

3.
Death

Your employment shall end automatically upon your death and the Company shall pay your estate any and all outstanding wages and vacation pay owing to you, as well as reimbursement for any business expenses accrued but unpaid as of the date of termination.

4.
Change of Control

For purposes of this Section:

1.
"Change of Control" shall mean the occurrence of any of the following:

a)
Any transaction at any time and by whatever means pursuant to which any person or any group of two or more persons acting jointly or in concert (other than the Company or any wholly owned subsidiary of the Company) thereafter acquires the direct or indirect beneficial ownership of, or acquires the right to exercise control or direction over, securities of the Company representing 50% or more of the then issued and outstanding voting securities of the Company in any manner whatsoever, including, without limitation, as a result of a Take-over Bid (as defined in National Instrument 62-104 – Take-over Bids and Issuer Bids, as amended from time to time), an issuance or exchange of securities, an amalgamation of the Company with any other person, an arrangement, a capital reorganization or any other business combination or reorganization;
b)
The sale, assignment or other transfer of all or substantially all of the assets of the Company to a person or any group or two or more persons acting jointly or in concert (other than a wholly owned subsidiary of the Company);
c)
The occurrence of a transaction requiring approval of the Company’s security holders whereby the Company is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any person or any group of two or more persons acting jointly or in concert (other than an exchange of securities with a wholly-owned subsidiary of the Company); or
d)
The Board of Directors of the Company passes a resolution to the effect that an event comparable to an event set forth in this definition has occurred.
2.
"Good Reason" shall mean: (i) a material breach of this Agreement by the Company; (ii) without your express written consent, any reduction in your base salary; (iii) without your express written consent, the assignment to you of any titles, duties, responsibilities or reporting obligations inconsistent with the your titles, positions, duties, responsibilities and reporting obligations with the Company immediately prior to a Change of Control or any removal of you from, or failure to re-elect you to, titles, positions, directorships, duties, responsibilities, and reporting obligations with the Company, except in connection with the termination of your employment for wilful misconduct, disobedience or wilful neglect of duty that is not trivial and has not been condoned by the Company, or resignation other than for Good Reason; (iv) the Company requiring you to be based anywhere more than 60 kilometers from Toronto, Ontario; (v) the failure of any successor to the Company to explicitly assume and agree to be bound by the terms of the Change of Control Provisions contained in this Agreement; or (vi) any reason which would be considered to amount to constructive dismissal by a Court of competent jurisdiction.

In the event that: (i) the Company terminates your employment without cause upon the Change of Control or within 12 months thereafter, or (ii) you terminate your employment with the company for Good Reason upon the Change of Control or within 12 months thereafter, you shall be provided with the same entitlements as if you were terminated without cause under the “Termination by the Company” section above.

In consideration for the foregoing pay in lieu of notice that is in excess of your entitlements under the ESA as of the date of termination, you agree that you will sign a full and final release of all legal claims which you may have against the Company, which are in any way related or arising from your employment with the Company and the termination of such employment and comply with the terms and conditions of the Non-Solicitation and Non-Competition covenants contained in this Agreement.

Return of Company Property

Upon the cessation of your employment for any reason, or at any time upon the request of the Company, you shall promptly return to the Company all documents, manuals, lists (including customer lists and contact information), data, records, materials, equipment, tools, devices, and trade cards relating to the Company’s business or containing or pertaining to any confidential information, including copies or reproductions of such materials.

Discipline and Layoffs

You understand and agree that the Company has the right to implement discipline short of termination, including verbal or written warnings and suspensions with or without pay, as determined necessary by the Company in its sole discretion and that the implementation of such discipline does not constitute a termination of employment, constructive or otherwise, under this agreement.

You also understand and agree that the Company has the right to implement temporary layoffs as business needs dictate and as permitted by the ESA, and that such a temporary layoff does not constitute a termination of employment, constructive or otherwise, under this agreement.

Resignation as Officer and Director

If you are an officer or a director of the Company or any of its subsidiaries or affiliates, you agree to immediately resign as an officer and a director (1) of all such entities on the date of termination of your employment, regardless of the reason for the cessation of employment, and (2) of any subsidiaries or affiliates of the Company at any time if requested to do so by the Company. If you fail to resign as contemplated by this section, you will be deemed to have resigned from all such offices and directorships and the Company is hereby authorized by you to appoint the Chief Executive Officer or the Chief Executive Officer’s delegate to sign any documents in your name or otherwise do anything necessary or required on your behalf to give effect to such resignation.

Cooperation and Assistance

Following the termination of your employment for any reason, you agree to cooperate fully, subject to reimbursement by the Company of reasonable out-of-pocket costs and expenses (including reasonable legal fees), with the Company or any subsidiary and its or their counsel with respect to any matter (including any litigation, investigation or governmental proceeding) which relates to matters with which you were involved or about which you had knowledge during your employment with the Company or any subsidiary. Such cooperation shall include appearing from time to time at the offices of the Company or any subsidiary or its or their counsel for conferences and interviews and, in general, providing the officers of the Company or any subsidiary and its or their counsel with the full benefit of your knowledge with respect to any such matter. You further agree that upon termination of your employment for any reason, and if the Board of

Directors of the Company requests, to assist with your successor in the transition of your duties and responsibilities to such successor. You agree to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties.

Other Terms and Conditions of Employment

(a)
Notices – Any notice required or permitted under this Agreement shall be in writing and shall be sufficiently given if personally delivered or if sent by certified mail, postage prepaid, with return receipt requested or by reputable overnight courier, addressed (a) in the case of the Company to the CEO of the Company at the Company’s then-current corporate headquarters; and (b) to you at your last known address as reflected in the Company’s records, or to such other address as either party shall designate by written notice to the other party. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or at the time of mailing if sent by certified mail or by courier.
(b)
Severability – If any term, provision, covenant or condition of this agreement is held to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect.
(c)
Amendment – This Agreement may not be changed, amended or modified except by an instrument in writing and signed by both of the parties.
(d)
Waiver – The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach.
(e)
Headings – The section headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or affect any of the provisions of this Agreement.
(f)
Accommodation – The Company is committed to the success of its employees. If you require accommodation for any grounds under the Human Rights Code (Ontario), including disability, please contact Human Resources at your earliest convenience.
(g)
Assignment – This Agreement and all other rights, benefits, and privileges herein conferred are personal to you and accordingly may not be assigned by you. The Company may in its sole discretion assign this Agreement to an entity related to DynaResource or to a successor in the business of DynaResource.
(h)
Governing Law – This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Any dispute arising under this Agreement shall be subject to the exclusive jurisdiction of the Courts of the Province of Ontario and each of the parties hereto irrevocably attorns to the jurisdiction of the Courts of Ontario.
(i)
Entire Agreement – You agree that all of the terms and conditions of your employment are set out in this Agreement and that you are not relying on any verbal or other promises made by DynaResource or any of its representatives. You further agree that this offer letter supersedes and replaces, without financial cost or penalty to the Company, any previous agreements relating to your employment with the Company, including the Employment Agreement between you and the Company dated July 22, 2024.
(j)
Electronic Execution – The parties agree that this Agreement may be electronically executed (including through DocuSign and similar applications). Electronic delivery (including by email transmission or transmission over an electronic signature platform of an electronically executed version of this Agreement is as valid, enforceable and binding as if the document was signed and delivered in person.

Acceptance

If you have any questions about this agreement or the attached Agreements/Policies, please contact me, Rohan Hazelton, at (647) 983-3006 immediately so that we can review specific terms together. The

Company also suggests that you have your legal counsel review these terms and conditions. Any changes to this agreement must be in writing and signed by the Company. If you agree with these terms, please sign below and return a signed copy of this letter by November 26, 2025.

I welcome you to the team and look forward to working with you in building the business together.

Best Regards,

DynaResource, Inc.

/s/ Rohan Hazelton

Rohan Hazelton

President & CEO

Enclosures:

Employee Handbook; Employment Standards in Ontario Poster

Employee Acknowledgement and Acceptance

I have been given a copy of this agreement and the attached enclosures, and I agree that I have read, understand, accept and agree to comply with their terms and conditions. I acknowledge that I have been given an opportunity to obtain legal advice and have either done so, or waived my right to do so.

Accepted:

Signature /s/ Alonso Sotomayor

Date November 20, 2025

SCHEDULE A
JOB DESCRIPTION

The Chief Financial Officer of the Company shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company. The Chief Financial Officer shall exercise such powers and perform such duties as generally pertain or are necessarily incident to his office and shall perform such other duties as may be specifically assigned to him from time to time by the Board of Directors of the Company, the Chief Executive Officer, or the President of the Company. The Chief Financial Officer may sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments authorized by the Board of Directors of the Company and may execute and deliver such documents, certificates and such other instruments that the Board of Directors of the Company has authorized to be executed and delivered, except in cases where the execution and delivery thereof shall be expressly delegated to another officer or as otherwise required by law to be executed and delivered by another person.